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                                                                    EXHIBIT 99.1

[OSI PHARMACEUTICALS LOGO]                                          NEWS RELEASE


Contact: OSI Pharmaceuticals, Inc.            Burns McClellan (representing OSI)
         Kathy Galante                        Kathy Nugent, Ph.D. (media)
         Director                             John Nugent (investors)
         Investor & Public Relations          (212) 213-0006
         (631) 962-2000

                    OSI PHARMACEUTICALS ANNOUNCES FISCAL 2004
                                FINANCIAL RESULTS

                     - CONFERENCE CALL / WEBCAST TO FOLLOW -

MELVILLE, NEW YORK - NOVEMBER 29, 2004 - OSI Pharmaceuticals, Inc. (NASDAQ:
OSIP) today announced its financial results for the Company's fiscal year ended September 30, 2004. The Company reported a net loss of $260.4 million (or $6.50 per share) for fiscal 2004 compared with $181.4 million (or $4.87 per share) in the previous year. On a non-GAAP basis, excluding charges and adjustments, the Company's net loss was $181.5 million (or $4.53 per share) for fiscal 2004 compared with $149.9 million (or $4.02 per share) for the prior year period.

The Company closed the fiscal year 2004 with $257 million in cash, cash equivalents and investment securities. During the fiscal year the Company used approximately $145 million of its cash to support operating activities and, after adjustments for investing and financing activities had a net decrease of $117.8 million in its cash position for the 2004 fiscal year. The Company also reduced long-term debt from $310 million to $150 million by electing to call and subsequently converting its remaining 2002 convertible senior subordinated notes into equity at the conversion price of $50 per share. Subsequent to the fiscal year end, in November 2004, the Company completed an equity offering of 6.9 million shares of common stock with gross proceeds to the Company of approximately $445 million, increasing the Company's current cash, cash equivalents and investment securities to approximately $650 million.

Total revenues for fiscal year 2004 were $42.8 million, an increase of $10.4 million or 32% compared to revenues of $32.4 million for fiscal 2003. In the fourth quarter of fiscal 2004, OSI received and recognized $3.0 million in milestone revenues from its partner Roche, based on the acceptance from the European regulatory agency for filing and review of the new drug application for Tarceva(TM). OSI also received a $7.0 million milestone payment from Genentech based on the acceptance from the FDA for filing and review of the new drug application for Tarceva(TM). In accordance with EITF 00-21, Revenue Arrangements with Multiple Deliverables, such revenue will be recognized over the term of OSI's Manufacturing and Supply Agreement

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with Genentech which will commence in fiscal 2005. The increase in revenues in fiscal 2004 was also due to an increase of sales commissions for Novantrone(R) of $18.0 million due in part to recognizing 12 months of sales commission revenues in fiscal 2004 versus six and a half months in fiscal 2003, offset by a decrease in collaborative research revenues of $9.6 million. The Company completed its exit from its historical funded collaborative research business in fiscal 2003.

Total operating expenses for fiscal 2004 were $294.3 million, an increase of $80.2 million compared to operating expenses of $214.1 million for fiscal 2003. However, fiscal year 2004 operating expenses included an in-process research and development charge of $32.8 million related to the acquisition of the diabetes clinical candidate PSN9301 and associated intellectual property from Probiodrug AG by the Company's diabetes and obesity subsidiary, Prosidion Ltd. A charge of $9.4 million primarily related to the Company's decision to close down its U.K. oncology research operations and consolidate these into New York was included in operating expenses. Of this amount $4.6 million of this charge was recorded against R&D expense and $4.8 million against SG&A expense. A charge of $24.6 million related to the Company's decision to recognize an impairment of the Gelclair(R) intangible asset and a charge of $8.6 million related to excess Gelclair(R) inventory were also included in fiscal 2004 operating expenses. During fiscal 2003 the Company included a $31.5 million charge for in-process research and development in connection with the apoptosis technology platform acquired from Cell Pathways, Inc. On a non-GAAP basis, excluding these transaction charges and other adjustments, total operating expenses for fiscal year 2004 were $218.9 million compared to $182.6 million for the prior year period. The Company believes these non-GAAP numbers are more reflective of the Company's core operating expenses.

This increase in core operating expense was primarily due to an increase in selling, general and administrative expenses and amortization expense. The increase in selling, general and administrative costs were primarily related to the cost increases arising from the expansion of the Company's commercial organization and increases in the joint OSI/Genentech commercial expenses in advance of the anticipated launch of Tarceva(TM). OSI completed the expansion of its sales force to approximately 50 sales representatives and managers covering the major territories in the United States and will contribute at least 25% of the joint Tarceva(TM) sales force effort. Sales, general and administrative costs also included a full 12 month maintenance charge relating to the Novantrone(R) co-promote agreement compared to only a part-year (six months) charge for the prior year period. Research and development costs increased from $102.6 million to $110.4 million for the fiscal year period, primarily driven by increased investments in the diabetes research program of the Company's diabetes and obesity subsidiary, Prosidion.

Interest expense for the year increased from $6.7 million in the prior year period to $13.4 million. Fiscal year 2004 included full year interest payments for the 2003 issue convertible senior subordinated notes together with part year payments on the 2002 issue convertible senior subordinated notes together with interest payments of approximately $3.5 million due upon the early redemption of the notes associated with the Company's decision to redeem the $160 million of 2002 issue senior subordinated notes in June 2004. The Company expects interest expense to be reduced to approximately $5.0 million for fiscal year 2005 for interest due on the 2003 issue convertible senior subordinated notes. The Company also anticipates that

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amortization expense for fiscal year 2005 will fall to approximately $15.0 million due to the impairment recognition of the intangible Gelclair(R) asset.

The Company has disclosed certain non-GAAP financial measures, consisting of net loss and net loss per share excluding certain charges and adjustments and operating expenses excluding certain charges and adjustments. The Company believes these non-GAAP financial measures are useful in analyzing operating performance and trends.

PRODUCT AND PIPELINE HIGHLIGHTS FROM THE PAST YEAR

TARCEVA(TM)

In November 2004, subsequent to OSI's fiscal year end, OSI announced that its flagship product, Tarceva(TM) (erlotinib), received U.S. Food and Drug Administration (FDA) approval, after priority review, for the treatment of patients with locally advanced or metastatic non-small cell lung cancer (NSCLC) after failure of at least one prior chemotherapy regimen. Tarceva(TM) is an oral tablet indicated for daily administration. Tarceva(TM) is the only drug in the epidermal growth factor receptor (EGFR) class and the first non-traditional chemotherapy agent to demonstrate an improvement in survival in advanced NSCLC patients. Tarceva(TM) was made available to patients by prescription through multiple channels including retail, hospital and mail-order pharmacies within two business days of approval.

The Tarceva(TM) approval was based upon the pivotal Phase III Tarceva(TM) trial, Study BR.21 which met its primary endpoint of improving overall survival and its key secondary endpoints of progression free-survival and objective tumor response in a 731-patient, randomized, double-blind, placebo-controlled trial which compared single-agent Tarceva(TM) to placebo in the treatment of patients with advanced NSCLC following the failure of first or second-line chemotherapy in April, 2004. Detailed results of the BR.21 study as well as results from earlier clinical studies examining Tarceva(TM) in various indications and combinations including the combination of Tarceva(TM) and Avastin(R) in the treatment of metastatic renal cell carcinoma and relapsed NSCLC were presented in June 2004 at the 40th Annual American Society of Clinical Oncology (ASCO) meeting in New Orleans, LA. The results of the BR.21 study formed the basis of a summary of the data included in the package insert for Tarceva(TM).

In June 2004, Tarceva(TM) was granted Pilot 1 Status under the FDA Pilot 1 Program for Continuous Marketing Applications. The Pilot 1 Program is designed to expedite the review process for investigational products, such as Tarceva(TM), that have been given Fast Track status and that have demonstrated significant promise in clinical trials as a therapeutic advance over available therapy for a disease or condition. Tarceva(TM) was one of the first drugs to be reviewed under this new Pilot 1 Program. On July 30, 2004 OSI had completed the submission of the New Drug Application (NDA) for FDA approval of Tarceva(TM). Tarceva(TM) was approved three and a half months after OSI completed the filing of the NDA making it one of the fastest approvals on record.

In September 2004, OSI announced that the top line results from a randomized Phase III clinical study of Tarceva(TM) in combination with gemcitabine chemotherapy met its primary endpoint of improving survival in patients with locally advanced or metastatic pancreatic cancer when

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compared to patients receiving gemcitabine plus placebo. Detailed data from the study have been submitted and accepted for presentation at the upcoming ASCO Gastrointestinal Cancers Symposium in January 2005.

OSI-7904L

In May 2004, the Company announced that it has initiated a randomized, open label, Phase II clinical study of OSI-7904L, a liposomal formulation of a potent thymidylate synthase (TS) inhibitor, versus 5-fluorouracil (5-FU) as first-line treatment in patients with advanced or metastatic gallbladder or biliary tract cancers. This multi-center study is scheduled to enroll approximately 60 patients in North America and Europe, and is designed to evaluate the efficacy and safety of OSI-7904L in parallel with that of 5-FU.

In addition to the initiation of this Phase II study in gallbladder and biliary cancers, the Company's overall OSI-7904L program includes an ongoing Phase II clinical study of OSI-7904L in chemotherapy-naive gastric and gastroesophageal junction cancer patients and two on-going Phase I studies evaluating the use of OSI-7904L in combination with the chemotherapy agents cisplatin and oxaliplatin. The Company anticipates that preliminary data from ongoing Phase II studies and the Phase I combination studies with cisplatin and oxaliplatin will be presented at the upcoming ASCO meeting in Spring 2005.

OSI-930

The Company continued to advance OSI-930 through pre-clinical development (IND-track). OSI-930 is a co-inhibitor of the receptor-tyrosine kinases c-Kit and VEGFR and is designed to target proliferative and angiogenic signaling in selected tumors. OSI-930 is a development candidate which originated from the Company's research organization. The Company anticipates filing an IND with the FDA in early 2005.

CORPORATE HIGHLIGHTS OVER THE PAST YEAR

FINANCING

Subsequent to the fiscal year end, in mid-November 2004, OSI completed a public offering of 6,000,000 shares of its common stock and completed the additional sale of 900,000 shares of common stock pursuant to the full exercise by the underwriters of their over-allotment option. The 6,900,000 shares were sold to the public at a price of $64.50 per share. The Company will begin December 2004 with approximately $650 million in cash and investments.

In June 2004, the Company exercised the redemption option for its 4% convertible senior subordinated notes due 2009 that were issued in February 2002 and called for the full redemption of the outstanding $160 million of the notes. As expected, all of the noteholders converted their notes into shares of the Company common stock prior to the redemption date of July 19, 2004. As a result of these conversions, in July 2004, the Company reduced its long-term debt by $160 million and issued 3.2 million shares of its common stock. The Company also paid the remaining portion of the guaranteed interest of $6.4 million to the noteholders.

PROSIDION: DIABETES & OBESITY SUBSIDIARY

OSI considers expansion into a second disease area to be an important part of its strategy for

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long-term value creation. In June 2004, OSI's Board of Directors authorized a further investment of $50 million in Prosidion Ltd., OSI's majority-owned United Kingdom subsidiary focused on the discovery and development of diabetes and obesity therapeutics, in addition to the $10 million invested by OSI in April 2004, in order to finance the acquisition of dipeptidyl peptidase IV assets from Probiodrug AG and fund the ongoing research and development efforts at Prosidion. OSI owns approximately 97% of Prosidion following the latest round of investment.

In June 2004, OSI announced that Prosidion entered into an asset purchase agreement with Probiodrug AG. The assets acquired by Prosidion include a platform of Dipeptidyl Peptidase IV (DP-IV) technology, which includes PSN9301 (formerly P93/01), a clinical candidate that is in Phase II clinical trials for the treatment of Type 2 diabetes and issued method-of-use claims that have been non-exclusively licensed to other companies (including Merck & Co., Inc. and Novartis, Inc.) for future milestones and royalty payments. Upon closing of the acquisition, Prodision paid $35 million in cash to Probiodrug and additional milestone payments are due to Probiodrug upon the successful development of PSN9301.

During 2004, Prosidion progressed leads from its glucokinase activator and glycogen phosphorylase programs to late stage pre-clinical development and believes that drug candidates from both of these programs will enter clinical development in early 2005.

CONFERENCE CALL

OSI will host a conference call reviewing the Company's year-end financial results, product portfolio and business developments today, November 29, 2004 at 10:00AM (Eastern Time). To access the live call or the seven-day archive via the Internet, log on to www.osip.com. Please connect to the Company's website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-800-289-0494 (U.S.) or 1-913-981-5520 (international) to listen to the call. Telephone replay is available approximately two hours after the call through December 6, 2004. To access the replay, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number is 820552 for both the live webcast and the replay.

ABOUT OSI PHARMACEUTICALS

OSI Pharmaceuticals is a leading biotechnology company primarily focused on the discovery, development, and commercialization of high-quality, next-generation oncology products that both extend life and improve the quality of life for cancer patients worldwide. OSI has a balanced pipeline of oncology drug candidates that includes both novel mechanism-based, gene-targeted therapies focused in the areas of signal transduction, apoptosis, and a next-generation cytotoxic chemotherapy agent. Tarceva(TM), OSI's flagship product, is the first OSI drug discovered and developed by OSI to obtain FDA approval. OSI exclusively markets Novantrone(R) (mitoxantrone concentrate for injection) for the approved oncology indications and Gelclair(R) for the relief of pain associated with oral mucositis. OSI also established Prosidion Limited, an independently operated diabetes and obesity subsidiary based in the United Kingdom. For additional information about the company, please visit http://www.osip.com.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.

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Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI's and its collaborators' abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.

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

OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information

Consolidated Statements of Operations                                        Twelve Months Ended September 30,
                                                     ------------------------------------------------------------------------------
(In thousands, except per share data)                               2004                                     2003
                                                     --------------------------------------    ------------------------------------
                                                      GAAP(1)    Differences    Non-GAAP(2)    GAAP(1)    Differences    Non-GAAP(2)
Revenues:
 Sales commissions and product sales ..............  $  35,525                  $  35,525    $  16,726                    $  16,726
 License, milestone and other revenues ............      7,275                      7,275        6,088                        6,088
 Collaborative program revenues ...................         --                         --        9,555                        9,555
                                                     ------------------------------------------------------------------------------
  Total revenues ..................................     42,800                     42,800       32,369                       32,369
                                                     ------------------------------------------------------------------------------
Expenses:
  Cost of product sales ...........................      8,985   $ (8,565)(3)         420          157                          157
  Research and development ........................    110,398     (4,658)(4)     105,740      102,642                      102,642
  Acquired in-process research and development ....     32,785    (32,785)(5)          --       31,451    $ (31,451)(9)          --
  Selling, general and administrative .............     98,909     (4,790)(6)      94,119       70,532                       70,532
  Impairment of intangible asset ..................     24,599    (24,599)(7)          --           --                           --
  Amortization of intangibles .....................     18,606                     18,606        9,300                        9,300
                                                     ------------------------------------------------------------------------------
   Total expenses .................................    294,282    (75,397)        218,885      214,082      (31,451)        182,631
                                                     ------------------------------------------------------------------------------
    Loss from operations ..........................   (251,482)    75,397        (176,085)    (181,713)      31,451        (150,262)

Other income (expense):
  Investment income - net .........................      5,259                      5,259        7,808                        7,808
  Interest expense ................................    (13,436)     3,467(8)       (9,969)      (6,715)                      (6,715)
  Other expense - net .............................       (712)                      (712)        (737)                        (737)
                                                     ------------------------------------------------------------------------------
Net loss ..........................................  $(260,371)  $ 78,864      $ (181,507)   $(181,357)    $ 31,451       $(149,906)
                                                     ==============================================================================

Basic and diluted net loss per common share .......  $   (6.50)  $   1.97      $    (4.53)   $   (4.87)    $   0.85       $   (4.02)
                                                     ==============================================================================
Weighted average shares of common
  stock outstanding................................     40,083                     40,083       37,249                       37,249
                                                     ==============================================================================


Condensed Consolidated Balance Sheet                   September 30,               September 30,
(In thousands)                                            2004                         2003
                                                       -------------               -------------
Cash and investments securities
  (including restricted investments)...............      $257,229                    $404,147
                                                         ====================================
Total assets.......................................      $388,029                    $591,502
                                                         ====================================
Total  stockholders' equity........................      $154,233                    $218,057
                                                         ====================================

(1) Reflects operating results in accordance with U.S. generally accepted accounting principles (or GAAP).

(2) Non-GAAP amounts exclude the acquired in-process research and development expenses, impairment of the intangible asset relating to the Gelclair(R) rights, the provision for excess Gelclair(R) inventory, certain restructuring charges relating to exit activities, and the remaining balance of the guaranteed interest expense paid to noteholders upon conversion.

(3) Represents the provision for Gelclair(R) inventory on-hand and purchase commitments that were deemed in excess of forecasted demand.

(4) Represents the R&D component of the exit costs relating to the consolidation of certain facilities, as well as the consolidation of U.K. related oncology operations.

(5) Represents the in-process research and development expense relating to the acquisition of certain Probiodrug assets by our subsidiary, Prosidion, in July 2004.

(6) Represents the SG&A component of the exit costs relating to the consolidation of certain facilities, as well as the consolidation of U.K. related oncology operations.

(7) Represents the charge for the unamortized balance of the intangible asset relating to the Gelclair(R) rights that was deemed impaired as of September 30, 2004.

(8) Represents the payment for the remaining balance of the guaranteed interest upon the conversion of the 4% convertible senior subordinated notes.

(9) Represents the in-process research and development expense relating to the acquisition of Cell Pathways in June 2003.